TRICCAR, Inc. 8-K

EXHIBIT 10.3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), is entered into effective as of January 31, 2020 by and among Frontier Oilfield Services, Inc., a Texas Corporation (“FOSI”) and TRICCAR, Inc., a Nevada corporation and a wholly-owned subsidiary of FOSI (“TRICCAR”).

WHEREAS, the respective Boards of Directors of FOSI and TRICCAR have determined that it is advisable and in the best interests of each of such corporations that FOSI be merged with and into TRICCAR pursuant to §92A.180 of the Nevada General Corporation Law, under which TRICCAR would survive, and with each holder of shares of FOSI Stock receiving one share for each share of TRICCAR Stock in exchange for such shares of FOSI Stock;

WHEREAS, the Boards of Directors of FOSI and TRICCAR have approved this Merger Agreement, shareholder approval not being required pursuant to §92A.180 of the Nevada General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, FOSI, and TRICCAR hereby agree as follows:

(1)

Merger. FOSI shall be merged with and into TRICCAR (the “Merger”), and TRICCAR shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). The Merger shall become effective at 5:00 o’clock p.m. on February 1, 2020 (the “Effective Time”).

(2)

Name/Shares.  Upon effectiveness of the merger, the name of TRICCAR shall remain TRICCAR, Inc.  Each share of common stock of FOSI shall become one share of common stock of TRICCAR without any further action required on the part of any shareholders.

(3)

Succession. At the Effective Time, the separate corporate existence of FOSI shall cease, and TRICCAR shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of FOSI, and TRICCAR shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of FOSI, including, without limitation, all outstanding indebtedness of FOSI.

(4)

Directors. The Directors of FOSI immediately preceding the Effective Time shall be the Directors of the Surviving Corporation at and after the Effective Time until their successors are duly elected and qualified.

(5)

Officers. The officers of FOSI immediately preceding the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, to serve at the pleasure of the Board of Directors of TRICCAR.

(6)

Other Agreements. At the Effective Time, TRICCAR shall assume any obligation of FOSI to deliver or make available shares of FOSI Stock under any agreement or employee benefit plan not referred to in Paragraph 5 herein to which FOSI is a party. Any reference to FOSI Stock under any such agreement or employee benefit plan shall be deemed to be a reference to TRICCAR Stock and one share of TRICCAR Stock shall be issuable in lieu of each share of FOSI Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

(7)

Further Assurances. From time to time, as and when required by the Surviving Corporation, TRICCAR, or by its successors or assigns, there shall be executed and delivered on behalf of FOSI such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FOSI, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of FOSI or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

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(8)

Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of FOSI Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of TRICCAR Stock, as the case may be, into which the shares of FOSI Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of TRICCAR and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to TRICCAR or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of TRICCAR Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

(9)	Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

(10)	The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation.

(11)	Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of FOSI or TRICCAR, by action of the board of directors of FOSI if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of FOSI and its stockholders.

(12)	Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(13)	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

(14)	Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

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IN WITNESS WHEREOF, FOSI and TRICCAR have caused this Merger Agreement to be executed and delivered as of the date first above.

FRONTIER OILFIELD SERVICES, INC.

By:	/s/ Donald Ray Lawhorne
Donald Ray Lawhorne, Chief Executive Officer

TRICCAR, INC.

By:	/s/ Donald Ray Lawhorne
Donald Ray Lawhorne, Chief Executive Officer

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